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                                                                 EXHIBIT 10.33

                                 PROMISSORY NOTE

     FOR VALUE RECEIVED, on the Maturity Date, as such term is defined in
Section 1.1 below, ACUSPHERE, INC., a Delaware business corporation with its chief executive office and principal place of business presently at 500 Arsenal Street, Watertown, MA 02472 ("BORROWER") promises to pay to the order of MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate created by Chapter 289 of The Acts of 1998 and established under Massachusetts General Laws Chapter 23G as amended, ("LENDER") at its principal offices at 160 Federal Street, Boston, MA 02110, or at such other place as the holder of this note may from time to time designate in writing, the principal sum of TWO MILLION DOLLARS ($2,000,000.00) or such lesser amount advanced by Lender pursuant to Section 1.1 below, or so much thereof then remaining unpaid, in lawful money of the United States with interest at the rate or rates set forth below, until fully paid. Borrower further agrees to pay upon demand made after the occurrence and during the continuance of an Event of Default, as such term is defined below, all costs, including reasonable attorneys' fees reasonably incurred in the collection of Borrower's obligations and the defense, preservation, enforcement or protection of Lender's rights and remedies under this Note, or in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect upon an Event of Default Lender's rights and remedies under this Note or any security therefor. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed.

     1.0.     FUNDING; TERM; INTEREST RATE; PAYMENTS.

              1.1. FUNDING; TERM. Borrower may request one (1) advance of up to the entire principal amount of this Note upon Lender's receipt from Borrower of those documents and satisfaction of those conditions precedent specified in that certain letter agreement by and among Borrower and Lender dated August 16, 2004 (the "Funding Requirements"), or upon the waiver of any such Funding Requirements, as determined in the Lender's sole discretion. Provided the Funding Requirements have been satisfied and no Event of Default exists on the date Lender receives such request for an advance and no event or circumstance exists on such date which with the passage time, or notice, or both would result in an Event of Default, the Lender shall advance the full requested amount within three (3) business days of such date (the "FUND DATE"). The term of this Note shall commence on the Fund Date and shall mature on the last day of the 120th calendar month following the Fund Date (the "MATURITY DATE").

              1.2. PAYMENTS OF PRINCIPAL AND INTEREST. No payments shall be due and payable during the first twenty-four (24) months of the term of this Note (the "DEFERRAL PERIOD"). Thereafter, subject to the adjustment in payment provided in Section 1.4 below, payments of principal and interest at the rate provided in Section 1.3 below shall be made commencing on the first day of the calendar month next following the twenty-five (25) month anniversary of the Fund Date (the "PAYMENT START DATE") and continuing on the first day of each successive month thereafter through and including the Maturity Date at which time all remaining principal and accrued interest shall be paid. Each such payment of principal shall be equal to the aggregate outstanding Adjusted Principal Amount (hereinafter defined) divided by the number of monthly payments then remaining such that the Adjusted Principal Amount shall fully amortize over the balance of the term of this Note in equal installments. Each such payment of accrued interest shall be based on the rate provided in Section 1.3 (or, if applicable, Section 1.4) and shall be paid in arrears.

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              1.3.    INTEREST RATE. So long as no Event of Default (hereafter
     defined) has occurred and is continuing (but subject to applicable cure or grace periods), and subject to the terms hereof, the principal outstanding hereunder from time to time shall bear interest at the following rates:

              (a) from the Fund Date until the Payment Start Date, representing the Deferral Period, simple interest on the outstanding principal amount of this Note shall accrue at a rate of five percent (5%) per annum (herein, the "ACCRUED INTEREST AMOUNT"); and

              (b) beginning on the Payment Start Date, simple interest on the outstanding principal amount of this Note plus the outstanding Accrued Interest Amount shall accrue at a rate of five percent (5%) per annum (based upon a three hundred and sixty (360) day year and actual days elapsed). The sum of the principal of this Note and the Accrued Interest Amount at any time then outstanding shall be referred to herein as the "ADJUSTED PRINCIPAL AMOUNT."

              1.4. ADDITIONAL INTEREST AMOUNT, PAYMENT AND ADJUSTMENT TO INTEREST RATE.

              (a) Upon the achievement by Borrower of EBITDA (calculated in the manner set forth in Section 1.4(c) below) greater than $10,000 during any complete twelve-month fiscal year prior to the Maturity Date, an Additional Interest Amount, as defined below, shall be calculated in respect of the outstanding principal amount of this Note for a period (the "ADDITIONAL INTEREST COMPUTATION PERIOD") commencing on the Fund Date and ending on the Additional Interest Payment Date (defined below). The "ADDITIONAL INTEREST AMOUNT" shall be equal to the difference between (i) the aggregate interest amount that would have accrued on the outstanding principal amount of this Note during the Additional Interest Computation Period at an annual interest rate equal to nine percent (9%) based upon a three hundred and sixty (360) day year and actual days elapsed, and (ii) the aggregate amount of interest due and payable to Lender hereunder (whether or not paid) during the same period pursuant to Sections 1.3 (a) and (b) of this Note. The Additional Interest Amount shall be paid to Lender in a lump sum on the due date (the "ADDITIONAL INTEREST PAYMENT DATE") of the regularly scheduled monthly installment due hereunder next following Borrower's receipt of Lender's notice of the sum due as the Additional Interest Amount (such notice to be delivered no earlier than publication of the applicable audited financial statements as part of Borrower's Annual Report on Form 10-K and no earlier than ten (10) days prior to any such monthly installment date), which Additional Interest Amount shall be paid together with such regularly scheduled monthly installment.

              (b) Beginning with the Additional Interest Payment Date and continuing thereafter for the remainder of the term of this Note, interest on the Adjusted Principal Amount shall accrue and be payable in arrears hereunder at the greater of (i) nine percent (9%) per annum, or (ii) the current Wall Street Journal consensus Prime Rate as such Prime Rate is published in THE WALL STREET JOURNAL ("WSJ") based upon a three hundred and sixty (360) day year and actual days elapsed. If, as and when such Prime Rate changes, the interest rate charged hereunder shall change accordingly without any requirement of prior notice to Borrower. In the event that the Prime Rate is no longer published by the WSJ, Lender may, in its sole discretion reasonably exercised, select any prime rate then published by one (1) of the largest ten banks (measured by total assets) in the United States. With each change in the interest rate required by this Section 1.4
     (b), the total installment of principal and interest due and payable hereunder shall be modified up or down, as the case may be, provided in either event the then outstanding Adjusted Principal Amount will fully amortize over the balance of the term of this Note.

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              (c) For purposes of this Note, "EBITDA" shall mean for any complete twelve-month fiscal year the sum of (i) net income (or loss) of Borrower for such period (excluding extraordinary gains and non-cash gains, including without limitation any one-time or lump sum license fees and development, milestone or similar payments made by any third party as part of a strategic partnership or similar arrangement), plus (ii) all interest expense of Borrower for such fiscal year, plus (iii) all charges against income of Borrower for such fiscal year for federal, state and local taxes, plus (iv) depreciation expenses for such fiscal year, plus (v) amortization expenses for such period, all determined in accordance with generally accepted accounting principles in the United States of America in effect from time to time applied on a consistent basis and with reference to the Borrower's audited financial statements with respect to such fiscal year.

     2.0. DEFAULT RATE. To the extent allowed by applicable law, after the occurrence of any Event of Default and during the continuation thereof (and after giving effect to any applicable grace or cure periods), after the Maturity Date, or after judgment has been rendered on this Note, all outstanding principal and unpaid interest shall bear, until paid, interest at a rate per annum equal to five (5%) percentage points greater than that which would otherwise be applicable assessed retroactive to the date that the Event of Default first occurs (the "DEFAULT RATE").

     3.0. LATE CHARGE. If a regularly scheduled payment is ten (10) days or more late, Borrower will be charged five percent (5%) of the unpaid portion of the regularly scheduled payment or ten dollars ($10.00), whichever is greater. If Lender demands payment of this Loan after the occurrence and during the continuation of an Event of Default (after giving effect to any applicable grace or cure periods), and Borrower does not pay the Loan within fifteen (15) days after Lender's demand, Borrower will be charged either five percent (5%) of the unpaid Adjusted Principal Amount plus accrued unpaid interest or ten dollars ($10.00), whichever is greater.

     4.0. EXPENSES. Borrower further promises to pay to Lender, as incurred, and as an additional part of the unpaid Adjusted Principal Amount, upon demand made after the occurrence and during the continuance of an Event of Default all costs, expenses and reasonable attorneys' fees reasonably incurred by Lender:
(a) in the protection, modification, collection, defense or enforcement of all or part of this Note or any guaranty hereof; or (b) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure the debt hereunder, or (c) with respect to any action taken to protect, defend, modify or sustain the lien of any such mortgage or security agreement; or (d) with respect to any litigation or controversy arising from or connected with this Note or any mortgage or security agreement or collateral which may now or hereafter secure this Note; or (e) with respect to any act to protect defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure this Note or with regard to or against Borrower or any endorser, guarantor or surety of this Note.

     5.0 OPTIONAL PREPAYMENT. Borrower may at any time elect to prepay the unpaid amount of this Note, or any part thereof, without penalty or premium; provided, however, that, notwithstanding anything hereinto the contrary, in the event that any Additional Interest Amount is due and payable pursuant to Section
1.4 hereof, any such prepayment shall first be applied to (i) the Additional Interest Amount then owed, then to (i) any unpaid Expenses required by Section
4.0 above, then to (iii) Late Fees, if any is due, then to (iv) Default Rate interest, if any is due, then to (iv) regularly accrued but unpaid interest pursuant to Section 1.3 above, and then finally to (v) the Adjusted Principal Amount.

     6.0. DEFAULT. The happening of any of the following events or conditions shall constitute an "EVENT OF DEFAULT" under this Note:

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              6.1.    Failure to make any payment of principal or interest on
     any sum due under this Note within five (5) days after the same shall be due and payable.

              6.2. Failure by Borrower to observe or perform any material covenant contained herein or a material default or the occurrence of a material event of default in any agreement between Borrower and Lender in connection herewith, including that certain Leasehold Mortgage and Security Agreement by and between Borrower and Lender of even date herewith (the "MORTGAGE") beyond the applicable grace or cure period (or, if no such grace or cure period is specified, then beyond thirty (30) days following the occurrence of any such default or event of default).

              6.3. Failure by Borrower to observe or perform any material covenant contained in that certain Commercial Building Lease by and between Borrower and 890 East LLC ("LANDLORD") of even or near date herewith, including all addenda and riders thereto (the "LEASE"), or a material default or the occurrence of a material event of default under the Lease beyond the applicable grace or cure period. A breach of a "material" covenant or a "material" default as provided in this Section 6.3 or 6.2 above mean any breach and/or default of any covenant, term or condition of the Lease, this Note, the Mortgage, or other agreement between Borrower and Lender which in the Lender's good faith reasonable belief evidences an unacceptable decline in the Borrower's ability to fully perform its obligations under this Note.

              6.4 Failure of Borrower to exercise its option to extend the original term of the Lease for an additional five (5) years pursuant to and in accordance with the terms of Section 4 of the Lease, prior the expiration of the original term of the Lease.

              6.5. Any representation or warranty made by Borrower herein or in any agreement executed in connection herewith, including the Mortgage, or any statement, certificate or other data furnished by Borrower in connection herewith or with such agreements, proves at any time to be incorrect in any material respect.

              6.6. A judgment or judgments for the payment of money shall be rendered against Borrower in an amount, individually or in the aggregate, of at least two hundred fifty thousand dollars ($250,000.00), and any such judgment shall remain unsatisfied and in effect for any period of thirty
     (30) consecutive days without a stay of execution, and the Lender holds the good faith belief that such unsatisfied judgment or unstayed execution is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender's collateral for this Note.

              6.7. Borrower shall: (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) admit in writing its inability to pay its debts as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by Borrower for the purpose of effecting any of the foregoing.

              6.8. An order, judgment or decree shall be entered, or a case shall be commenced, against Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of Borrower or appointing a receiver, trustee or liquidator of Borrower, or of all or a substantial part of the assets of Borrower, and Borrower, by any act,

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     indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days, or an order for relief in connection therewith shall be entered.

              6.9. If Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other corporation or entity.

              6.10. Failure by Borrower to pay any other indebtedness or obligation, or if any such other indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation, in any event, in an amount, individually or in the aggregate, of at least two hundred fifty thousand dollars ($250,000.00); and any such amount remains unpaid or any such indebtedness or obligations remain accelerated or any such event of default remains uncured, in each case, for any period of thirty (30) consecutive days; and the Lender holds the good faith belief that such unpaid indebtedness or event of default is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender's collateral for this Note.

              Upon and after an Event of Default, the whole of said indebtedness, both principal and interest, and including any other sums which may become due under this Note, shall, at the option of the holder of this Note, immediately become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower.

     7.0. MAXIMUM PERMISSIBLE INTEREST RATE. Borrower shall not be obligated to pay and Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, Borrower is required, under the provisions hereof, pursuant to the provisions of any other agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto and relating to the Loan, or entered into between Borrower in favor of, or with, Lender, at any time, for any purpose (the "LOAN DOCUMENTS") or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate shall be applied to principal outstanding hereunder or, if received by applicable law, shall be returned to Borrower.

     8.0.     [RESERVED].

     9.0. REPLACEMENT DOCUMENTS. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s), together with an agreement reasonably satisfactory to the Borrower to indemnify the Borrower from any loss incurred by it in connection therewith, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

     10.0 COMMITMENT LETTER. This Note contains the entire understanding of the parties with respect to the matters contained herein and supercedes all prior understandings and writings related thereto (including without limitation that certain Commitment Letter executed by Lender and Borrower and dated May 12, 2004, which is superceded by this Note).

     11.0. CONSENT TO JURISDICTION. Borrower hereby agrees that any state or local court of the Commonwealth of Massachusetts or any United States District Court for the District of Massachusetts or,

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at the option of Lender, any court in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining directly or indirectly to this Note or to any matter arising in connection with this Note.

     12.0. WAIVERS. Borrower agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Borrower and Lender.

     Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

     BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN AND ACCEPT THIS NOTE.


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     This Note is executed as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


WITNESS:                                  BORROWER:

                                          ACUSPHERE, INC.


/s/ John F. Thero                         By: /s/ Sherri C. Oberg
-----------------------------------          -----------------------------------
    John F. Thero                         Name: Sherri C. Oberg
                                                Title: President and CEO
                                                Duly Authorized

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